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                                                            EXHIBIT 99.B6(c)




                                  ADDENDUM TO
                           KEMPER DISTRIBUTORS, INC.
                            SELLING GROUP AGREEMENT


Your Selling Group Agreement, including any subsequent amendments thereto ("Agreement"), with Kemper Distributors, Inc. ("KDI") for the distribution of shares of the Kemper Funds (the "Funds") is hereby amended as follows:

(1)  Section  3 is  revised  by the  inclusion  of the  following condition
     after the last  sentence of  said Section.   "Our liability to you with
     respect to the payment of any service fee is limited to the proceeds received by us from the Funds for your services, and you waive any right you may have to payment of any service fee until we are in receipt of the proceeds from the Funds that are attributable to your services."

(2)  The  third sentence  of Section  17  is revised  to read  as follows:
     "Class C Shares are offered at net asset value without an initial sales charge but are subject to a contingent deferred sales charge and a Rule 12b-1 fee, and have no conversion feature.


                                                       KEMPER DISTRIBUTORS, INC.





Date:     October 18, 1996